FREE WRITING PROSPECTUS Dated September 10, 2014	Filed Pursuant to Rule 433 Registration No. 333-178682 Registration No. 333-178682-04

$734.07mm World Omni Automobile Lease Securitization Trust 2014-A

Joint Leads: BofAML,CS,MS

CL	$SIZE(MM)	MDY/FTCH	WAL	WIN	EXP	LGL	BENCH	SPREAD	YLD	CPN	$PRICE
A-1	104.910	P1/F1+	0.24	1-6	3/15	10/09/15	YLD		0.200		100.00000
A-2A	152.720	Aaa/AAA	1.29	6-24	9/16	3/15/17	EDSF	+23	0.715	.710	99.99494
A-2B	152.720	Aaa/AAA	1.29	6-24	9/16	3/15/17	1ML	+21			100.00000
A-3	213.590	Aaa/AAA	2.18	24-29	2/17	9/15/17	ISWP	+30	1.166	1.16	99.99316
A-4	80.000	Aaa/AAA	2.51	29-31	4/17	1/15/20	ISWP	+36	1.380	1.37	99.98510
B	30.130	Aa2/AA	2.63	31-32	5/17	4/15/20	ISWP	+58	1.656	1.65	99.99919

BILL & DELIVER: BofAML	BBG TICKER: WOLS 14-A
REGISTRATION: Public/SEC Registered	EXPECTED RATINGS: Moody's/Fitch
EXPECTED SETTLE: 9/17/14	FIRST PAY DATE: 10/15/14
ERISA ELIGIBLE: YES	PXG SPEED: 75% PPC to Maturity

DENOMS:	$1k x $1k
CUSIPS:	A1 98161DAA8
A2A 98161DAB6
A2B 98161DAC4
A3 98161DAD2
A4 98161DAE0
B 98161DAF7

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 294-1322.